Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5 www.nap.com

News Release – September 2, 2009

TSX: PDL, PDL.WT
NYSE-AMEX: PAL, PAL.WS

North American Palladium withdraws $50 million financing

Toronto, Ontario – North American Palladium Ltd. (“NAP” or the “Company”) has elected to withdraw from its previously announced best efforts private placement of up to US$50 million, as the final terms proposed by Casimir Capital L.P., the agents for the financing, were not satisfactory.

“NAP remains financially strong with a cash position of $60 million as at June 30, 2009 and no long term debt,” said William J. Biggar, President and Chief Executive Officer. “In addition to our strong balance sheet, we expect positive cash flow from the anticipated restart of the Sleeping Giant mine in the fourth quarter of this year. Although we have the ability to raise additional funds to support our growth initiatives, we will be disciplined and only execute on terms that are attractive to our Company.”

NAP remains on track to meeting its core business objectives of 2009. In addition to the anticipated restart of the Sleeping Giant gold mine, the Company continues to be encouraged by the preliminary results of its ongoing exploration program at its Lac des Iles palladium mine.

North American Palladium: Re-engineering the Future

North American Palladium is a precious metals company that owns the LDI mine, which produced platinum group metals for 15 years until October 2008 when it was placed on temporary care and maintenance due to low metal prices. Prior to the temporary shutdown, the mine had annual production of 270,000 ounces of palladium, 20,000 ounces of platinum and 20,000 ounces of gold. The Company also owns and operates the Sleeping Giant gold mine located in the Abitibi region of Quebec, which produced over 1 million ounces of gold from 1988-2008 at an average grade of 11.44 g/t. North American Palladium expects gold production to resume in the fourth quarter of 2009 at an annual rate of 50,000 ounces. North American Palladium benefits from operating in a politically stable jurisdiction with developed infrastructure and a history of innovation and excellence in mining. Please visit www.nap.com for more information.

For further information please contact:

Jeffrey A. Swinoga	Annemarie Brissenden
Vice President, Finance & Chief Financial Officer	Director, Investor Relations
Telephone: 416-360-7971 Ext. 222	Telephone: 416-360-7971 Ext. 226
Email: jswinoga@nap.com	Email: abrissenden@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to our future financial or operating performance, the expected closing of the private placement of Notes and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. North American Palladium cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. There can be no assurance that the Private Placement will be completed. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.